XO Holdings Forms Special Committee of Independent Directors to Review the ACF Industries Holding Proposal

HERNDON, VA — Marketwire — January 21, 2011 — XO Holdings, Inc. (OTCBB: XOHO) announced that it formed a Special Committee of its Board of Directors composed of three independent directors to consider, review, and evaluate the proposal made on January 19, 2011 by ACF Industries Holding Corp., which is an affiliate of Carl C. Icahn, to acquire, either directly or through an affiliate, ownership of 100% of XO Holdings in a transaction the exact form of which would be determined jointly.  Under the proposal, holders of common stock, other than ACF Holding and its affiliates, would receive consideration of $0.70 net per share in cash.   Mr. Icahn is the Chairman of XO Holdings and, through ACF Holding and its affiliates, is the holder of a majority of the shares of XO Holdings’ common stock. The Special Committee members are Robert Knauss,  Fredrik Gradin, and Harold First.

At this time, the Board of Directors has delayed further action on the pending financing activities (reverse split and rights offering) as the Special Committee begins its review process.

About XO Holdings

XO is a leading provider of 21st century communications services for businesses and communications services providers, including 50 percent of the Fortune 500 and leading cable companies, carriers, content providers and mobile operators. Utilizing its unique and powerful nationwide IP network, extensive local metro networks and broadband wireless facilities, XO offers customers a broad range of managed voice, data and IP services in more than 80 metropolitan markets across the United States. For more information, visit www.xo.com.

Contacts:
Courtney Harper/Charlotte Walker/Lynn Sheka
Reputation Partners (for XO Holdings)
312-819-5722
courtney@reputationpartners.com